EXHIBIT 4.1

ALLIED MOTION TECHNOLOGIES INC.
DESCRIPTION OF CAPITAL STOCK

The following summary of our capital stock is subject to and qualified by the provisions of our Amended and Restated Articles of Incorporation dated June 10, 2010 (“Articles of Incorporation”) and our By-laws dated October 31, 2019 (“By-laws”) copies of which are incorporated herein by reference. Additionally, the Colorado Business Corporation Act (the “CBCA”), also affects the terms of our capital stock.

Authorized Capitalization

Our authorized capital stock consists of 50,000,000 authorized shares of common stock, no par value per share (“Common Stock”), and 5,000,000 shares of preferred stock, $1 par value per share (“Preferred Stock”). As of the close of business on March 10, 2021, 9,772,519 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Updates to the number of shares outstanding will be made on the cover page of our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the Securities and Exchange Commission.

Voting Rights

Except as otherwise provided for any series of Preferred Stock, all voting rights are vested in the holders of Common Stock. Each holder of Common Stock has one vote for each share held on each matter to be voted on by our shareholders. There is no cumulative voting in the election of directors.

Dividends

After all accumulated and unpaid dividends required to be paid upon any shares of Preferred Stock for all previous dividend periods have been paid or set apart, and after or concurrently with the setting aside of any and all amounts then required to be set aside for any sinking fund obligation, then dividends may be declared upon and paid to the holders of Common Stock.

Rights Upon Liquidation

In the event of voluntary or involuntary liquidation or dissolution of Allied Motion, after payment in full of all amounts required to be paid to the holders of the Preferred Stock, the holders of Common Stock are entitled to share ratably in all remaining assets of Allied Motion.

Other Matters

There are no cumulative voting rights while our Common Stock is listed on a national securities exchange, such as Nasdaq. Our Common Stock does not carry any redemption rights or any preemptive rights enabling a holder to subscribe for, or receive shares of, any class of our

Common Stock or any other securities convertible into shares of any class of our Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Trading Market

The Common Stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed on the NASDAQ Global Select Market under the symbol “AMOT”. American Stock Transfer & Trust Company serves as our transfer agent.

Relationship to Preferred Stock

The rights of a holder of shares of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. Our board of directors has the authority to divide any or all of the shares of Preferred Stock into, and to authorize the issuance of, one or more series of Preferred Stock. Before issuance of shares of each series, our board of directors is required to fix for each such series, subject to the provisions of the CBCL and the Articles of Incorporation, the powers, designations, preferences and other special rights of such series, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other matters as may be fixed by resolution of the board of directors.

Certain Provisions Affecting Control of Our Company

General. Certain provisions of our Articles of Incorporation, By-laws and the CBCL operate with respect to extraordinary corporate transactions, such as mergers, reorganizations, tender offers, sales or transfers of substantially all of our assets or our liquidation of the Company, and could have the effect of delaying or making more difficult a change in control of our company in certain circumstances.

Election and Removal of Directors. Our Articles of Incorporation and By-laws require that directors may be removed without cause only with the approval of holders of two-thirds of the voting power of our outstanding capital stock entitled to vote in the election of directors. Under our Articles of Incorporation and By-laws, any vacancy on our board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors in office. Our By-laws authorize up to nine members on our board of directors; provided that the maximum number may be increased from time to time by an amendment to the By-laws. The board of directors may, pursuant to a resolution adopted by a majority of the entire board, increase the size of our board up to the maximum number directors permitted under the By-laws and designate the directors to fill the vacancies.

Special Meeting of Shareholders. Under our By-laws and the CBCA, special meetings of our shareholders may be called by our president or the board of directors or upon written demand by the holders of shares representing at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the meeting.

Requirements for Advance Notice of Shareholder Nominations and Proposals. Our By-laws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election of directors. These procedures may impede shareholders’ ability to bring matters before a meeting of shareholders or make nominations for directors at a meeting of shareholders.

Shareholder Action by Written Consent. Our By-laws require that actions by our shareholders without a meeting must be in writing and signed by each shareholder entitled to vote on such action.

Approval of Sale of Assets; Mergers. Under our Articles of Incorporation, the sale, lease, exchange or other disposition of all or substantially all of our property and assets must be authorized or ratified by the affirmative vote of the holders of at least two-thirds of the capital stock then issued and outstanding, unless any class or series of stock is entitled to vote thereon as a class, in which event the authorization requires the affirmative vote of the holders of two-thirds of the shares of each class of shares entitled to vote as a class on the transaction. Under our Articles of Incorporation and Colorado law, a merger with or into us must be approved by at least two-thirds of the voting power of each class or series of capital stock entitled to vote as a group on the merger.

Limitations on Liability. Our Articles of Incorporation provide that no person who is or was a director will be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions under the CBCA. Our By-Laws also provide for the indemnification of our directors and officers to the fullest extent authorized by the CBCA. Under the CBCA, a director may be paid expenses in advance of any proceeding for which indemnification may be payable, subject to certain conditions, including delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. We have also obtained policies of directors’ and officers’ liability insurance. These policies insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. The existence of such limitation on liability, indemnification and insurance may impede a change of control of us to the extent that a hostile acquirer seeks to litigate its contest for control with our directors and officers.